Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Radiant Systems, Inc.

at

$28.00 Net Per Share

by

Ranger Acquisition Corporation

a wholly-owned subsidiary of

NCR Corporation

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON FRIDAY, AUGUST 19, 2011, UNLESS THE OFFER IS EXTENDED.

July 25, 2011

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated July 25, 2011 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”) relating to the offer by Ranger Acquisition Corporation, a Georgia corporation (“Purchaser”) and a wholly-owned subsidiary of NCR Corporation, a Maryland corporation (“NCR”), to purchase all outstanding shares of common stock, no par value per share (the “Shares”), of Radiant Systems, Inc., a Georgia corporation (“Radiant”), at a price of $28.00 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer. Also enclosed is a letter to shareholders of Radiant from the Chief Executive Officer of Radiant, accompanied by Radiant’s Solicitation/Recommendation Statement on Schedule 14D-9.

We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1.	The offer price is $28.00 per Share, net to you in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

2.	The Offer is being made for all outstanding Shares.

3.

The Offer is being made pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 11, 2011 among Purchaser, NCR and Radiant, pursuant to which, after completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Radiant, with Radiant continuing as the surviving corporation (the “Merger”), and each issued and outstanding Share (other than Shares owned by NCR or Radiant or any direct or indirect wholly-owned subsidiary of Radiant and in each case not held on behalf of third parties and Shares that are held by shareholders who have perfected and not withdrawn or waived a demand for appraisal pursuant to Georgia law) will, by virtue of the Merger be converted into and become exchangeable for an amount, payable in cash and without interest, equal to the per Share price paid pursuant to the Offer, less any required withholding taxes, upon the surrender of the certificate formerly representing such Share.

4.	The Radiant board of directors unanimously (1) determined that the Offer, the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of Radiant and its shareholders; (2) approved, adopted and declared advisable the Merger Agreement, including the Offer and the Merger; and (3) resolved to recommend that the shareholders of Radiant tender their Shares pursuant to the Offer, and, to the extent required by applicable law, approve the Merger and the Merger Agreement.

5.	The Offer is not subject to any financing condition. The Offer is, however, conditioned upon, among other things, (i) there having been validly tendered (not including Shares tendered pursuant to procedures for guaranteed delivery) and not validly withdrawn before the expiration of the Offer, that number of Shares which, when added to the Shares already owned by NCR and its subsidiaries, represents at least a majority of the total number of outstanding Shares on a “fully diluted basis” (which assumes conversion or exercise of all derivative securities convertible or exercisable into Shares regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof), which is referred to as the “Minimum Tender Condition;” (ii) any waiting period (and any extension thereof) applicable to the Offer or the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and the Federal Trade Commission Act, as amended (collectively, a “Competition Law”), having been terminated or having expired, or any material clearance, consent, approval, order, authorization, notice to or filing with any governmental entity that is required to be obtained or made in connection with the Offer or the Merger having been so made or obtained; (iii) there being no law or judgment, order, writ, injunction, decree or award enacted, enforced, amended, issued, in effect or deemed applicable to the Offer or the Merger by any governmental entity (other than the application of the waiting period provisions of any Competition Law to the Offer or to the Merger) the effect of which is to directly or indirectly enjoin, make illegal or otherwise prohibit or materially delay consummation of the Offer or the Merger; and (iv) other conditions set forth in Exhibit A to the Merger Agreement. NCR reserves the right to waive any of the condition to the Offer in its sole discretion, other than the Minimum Tender Condition.

6.	See “Introduction” and The Offer—Section 14—”Conditions of the Offer”.

7.	The initial offering period of the Offer and withdrawal rights will expire at the Expiration Date (as defined in Section 1—“Terms of the Offer” of the Offer to Purchase).

8.	Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form.

Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by BNY Mellon Shareowner Services (the “Depositary”) of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (“DTC”), in accordance with the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering shareholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary’s account at DTC are actually received by the Depositary.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its sole discretion, take such action as Purchaser may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

Instruction Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Radiant Systems, Inc.

at

$28.00 Net Per Share

By

Ranger Acquisition Corporation

a wholly-owned subsidiary of

NCR Corporation

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated July 25, 2011 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”) relating to the offer by Ranger Acquisition Corporation, a Georgia corporation (the “Purchaser”) and a wholly-owned subsidiary of NCR Corporation, a Maryland corporation (“NCR”), to purchase all outstanding shares of common stock, without par value (the “Shares”), of Radiant Systems, Inc., a Georgia corporation (“Radiant”), at a price of $28.00 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

This will instruct you to tender the number of Shares indicated on the reverse (or if no number is indicated on the reverse, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on his, her or its behalf to the Depositary will be determined by Purchaser (which may delegate power in whole or in part to the Depositary) in its sole discretion.

Dated: July 25, 2011

Number of Shares to Be Shares*

Tendered:

Sign Below
Account Number:	Signature(s):

Dated: , 2011

Please Type or Print Name(s)

Please Type or Print Address(es) Here

Daytime Area Code and Telephone Number

Taxpayer Identification or Social Security Number(s)

*	Unless otherwise indicated, you are deemed to have instructed us to tender all Shares held by us for your account.

Please return this form to the brokerage firm or other nominee maintaining your account.

5